Exhibit 4.14

Date: February 22, 2010

To
Bank Leumi LeIsrael Ltd.

Dear Sir / Madam:

Following our Letter of Undertaking that we, BluePhoenix Solutions Ltd., Co. No. 520043068 (hereinafter: “the Company”), signed on August 11, 2009 (hereinafter: “the Letter of Undertaking”), we hereby request that you prepare amendments to the text of the Letter of Undertaking, as follows:

1.	The following alterations shall be made to section 1 of the Letter of Undertaking:

1.1
In the definition of the term “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) – following the sentence “plus expenses for depreciation and deductions recorded during the same period, including a deduction for payments based on options/shares that are not in cash,” the following sentence shall be added: “however, with the neutralizing of one-time expenses that are not part of the ordinary course of business of the Company.”

1.2	A new definition shall be added: “‘One-time expenses not part of the ordinary course of business of the Company’ shall have the meaning defined and valued in the Financial Statements.”

2.	No changes shall apply to the remaining provisions of the Letter of Undertaking.

Yours truly, [Signature] BluePhoenix Solutions Limited

We hereby agree to the above amendment.
[Stamp:	Bank Leumi LeIsrael Ltd.
Herzliyah Business Branch – 864]
____________________________________
Bank Leumi LeIsrael Ltd.
[Stamp and signature:	Tal Ahwan	3498]
[Stamp and signature:	Zohar Halperin	4794]